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                     December 13, 2022

       Scott Kirk
       Chief Financial Officer
       Argo Group International Holdings, Ltd.
       90 Pitts Bay Road
       Pembroke HM 08
       Bermuda

                                                        Re: Argo Group
International Holdings, Ltd.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            File No. 001-15259

       Dear Scott Kirk:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance